Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY RESULTS

Houston, Texas, May 7,  2020 –  Whiting USA Trust  II (the “Trust”)  (OTC Symbol – WHZT) announced today that it determined there will be no distribution made to unitholders in the second quarter of 2020.  Oil prices declined sharply during the first quarter of 2020, dropping below $21.00 per Bbl in March 2020 and further dropping to below negative $37.00 per Bbl in April 2020. This dramatic decline in pricing is primarily in response to Saudi Arabia’s announcement of plans to abandon previously agreed upon output restraints and the economic effects of the coronavirus (“COVID-19”) pandemic on the demand for oil and natural gas. The Trust is not able to predict future commodity prices, however, it appears likely that the depressed oil prices and economic effects of the COVID-19 pandemic will negatively impact future Trust quarterly payment periods. As a result, a reserve for certain future expenses was established and this period’s provision for estimated Trust expenses was increased, which together reduced the cash available for distribution to Trust unitholders to zero.

Sales volumes, net profits and selected performance metrics for the quarterly payment period (mainly affected by January 2020 through March 2020 oil prices and December 2019 through February 2020 gas prices) were:

Sales volumes:
Oil (Bbl)(1)	227,489
Natural gas (Mcf)	231,300
Total (BOE)(2)	266,039
Gross proceeds:
Oil sales(1)	$9,803,600
Natural gas sales	383,488
Total gross proceeds(2)	$10,187,088
Costs:
Lease operating expenses(3)	$6,712,529
Production taxes	491,222
Development costs	355,281
Cash settlements on commodity derivatives(4)	-
Reserve for expenditures(5)	1,625,295
Total costs	$9,184,327
Net profits	$1,002,761
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$902,485
Provision for estimated Trust expenses(6)	(900,000)
Montana state income taxes withheld	(2,485)
Net cash proceeds available for distribution	$-
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$-
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$43.09
Natural gas average realized price (per Mcf)(7)	$1.66
Lease operating expenses (per BOE)	$25.23
Production tax rate (percent of total gross proceeds)	4.8%

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(1)	Oil includes natural gas liquids.
(2)

The first quarterly payment period of 2020 includes production of 37,068 BOE attributable to four Keystone South farm-out wells and one Flying W farm-out well, which production generated gross proceeds of $1.8 million. Due to the significant decline in oil prices during March 2020 and continuing into May 2020, the Keystone South and Flying W farm-out wells were temporarily shut-in on April 20, 2020, which will negatively impact production and may reduce the net proceeds to which the Trust is entitled, which could materially reduce or completely eliminate the amount of cash available for distribution to Trust unitholders.

(3)

Lease operating expenses decreased  $1.6 million from $8.3 million during the fourth quarterly payment period of 2019 to $6.7 million during the first quarterly payment period of 2020 primarily due to lower oilfield goods and services of $1.2 million which includes a decrease of $0.7 million in workover costs.

(4)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(5)

As provided in the terms of the Trust’s net profits interest (“NPI”), a reserve for expenditures of $1.6 million was established by Whiting Petroleum Corporation (“Whiting”) during the first quarterly payment period of 2020 in response to an expectation that future gross proceeds from the underlying properties may be insufficient to cover the future operating costs of the underlying properties due to (i) the sharp decline in oil prices in March 2020 and continuing into May 2020 and (ii) the impacts of the COVID-19 pandemic. Such reserve will be utilized by Whiting for future development, maintenance or operating expenses on the underlying properties and related activities. These future expenses will not be deducted from the gross proceeds when incurred but rather, will be applied against the reserve until such reserve balance reaches zero.

(6)

The provision for estimated Trust expenses increased  $0.7 million from $0.2 million during the fourth quarterly payment period of 2019 to $0.9 million during the first quarterly payment period of 2020 due to the expected impacts of (i) the sharp decline in oil prices occurring in March 2020 and continuing into May 2020 and (ii) the COVID-19 pandemic, both of which may reduce or eliminate the amount of cash available to pay Trust liabilities.

(7)

A portion of the natural gas volumes produced by the underlying properties have a “liquids-rich” content however, such liquids did not result in a premium to the average NYMEX natural gas price in the first quarterly payment period primarily due to a decline in liquids prices during the period.

The Trust’s NPI, which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

Trust Termination

The Trust will wind up its affairs and terminate shortly after the earlier of (a) the NPI termination date or (b) the sale of the net profits interest. The NPI termination date is the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, which is estimated to be December 31, 2021 based on the Trust’s year-end 2019 reserve report. After the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur around or shortly after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Net Profits Interest Overview

As of March  31, 2020, on a cumulative accrual basis, 10.18 MMBOE (96%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2019, the Trust’s 10.61 MMBOE are projected to be produced prior to December 31, 2021,  and assuming that occurs, the Trust would terminate shortly after December 31, 2021. The 2019 year-end reserve report reflects expected year-over-year production decline rates of approximately 8.5% for oil and 13.6% for gas between 2020 and 2021. However, the Trust’s 2019 reserve report was derived from NYMEX oil and gas prices of $55.69 per Bbl and $2.58 per MMBtu pursuant to current SEC and FASB guidelines, whereas the average NYMEX oil and gas prices for the month of April 2020 were $16.70 per Bbl and $1.69 per MMBtu, respectively.

As discussed above, during the first quarter of 2020, oil and natural gas prices sharply declined and have continued to decline in May 2020. The Trust is unable to predict future commodity prices; however, if prices remain at current levels or decline further, it appears likely that distributions to unitholders will be significantly impacted by low oil and natural gas prices and may be reduced to zero.  Due to these uncertainties and as provided in the terms of the NPI, Whiting established a reserve for future development, maintenance or operating expenses and related activities, while the Trustee increased the provision for Trust expenses to enable it to pay the Trust’s future liabilities for approximately 12 months.  Additionally, in the current commodity price environment, the Trust’s distributions have increased sensitivity to fluctuations in operating and capital expenditures and commodity price differentials. If the NPI generates net losses or limited net proceeds, the net profits interest may not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses, which expenses may be in excess of the provision for Trust expenses.

Lower commodity prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, which may cause operators of the underlying properties to voluntarily curtail production and in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Alternatively, higher commodity prices may potentially result in an increase in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, however, higher prices could result in increases to the cost of materials, services and personnel. Furthermore, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) oil and gas price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes, (iii) expected future development being delayed, reduced or cancelled or (iv) increased operating or capital expenditures for non-operated properties that are outside the control of Whiting or the Trust.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2019 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, the effect, impact, potential duration or other implications of the COVID-19 pandemic, or any government response to such pandemic, actions of the Organization of Petroleum Exporting Countries, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production,  risks inherent in the operation,  production and development of oil and gas, future production and development costs, and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, 16th Floor, Houston, TX 77002
http://WhitingWHZ.investorhq.businesswire.com/

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